Exhibit 10.1

NETSUITE INC.
2007 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF STOCK OPTION
Unless otherwise defined herein, the terms defined in the 2007 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Stock Option (the “Notice of Grant”) and Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A (together, the “Agreement”).

Participant:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Address:	%%ADDRES_LINE_1%-% %%ADDRES_LINE_2%-% %%ADDRES_LINE_3%-% %%CITY%-%, %%STATE%-% %%ZIPCODE%-% %%COUNTRY%-%

Participant has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number:	%%OPTION_NUMBER%-%
Date of Grant:	%%OPTION_DATE,'MM/DD/YYYY'%-%
Vesting Commencement Date:	%%VEST_BASE_DATE%-%
Number of Shares Granted:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Exercise Price per Share:	%%OPTION_PRICE,'$999,999,999.99'%-%
Total Exercise Price:	%%TOTAL_OPTION_PRICE,'$999,999,999.99'%-%
Type of Option:	%%OPTION_TYPE_LONG%-%
Expiration Date:	%%EXPIRE_DATE_PERIOD1,'MM/DD/YYYY'%-%

Vesting Schedule:
Subject to accelerated vesting as set forth below or in the Plan, this Option will be exercisable, in whole or in part, in accordance with the following schedule:

Vesting Date	Number of Shares Vesting on Vesting Date

  %%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%
  %%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%
  %%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD4,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD5,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD6,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD7,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD8,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD9,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD10,'Month DD, YYYY'%-%

%%SHARES_ PERIOD1,'999,999,999'%-%
%%SHARES_ PERIOD2,'999,999,999'%-%
%%SHARES_ PERIOD3,'999,999,999'%-%
%%SHARES_ PERIOD4,'999,999,999'%-%
%%SHARES_ PERIOD5,'999,999,999'%-%
%%SHARES_ PERIOD6,'999,999,999'%-%
%%SHARES_ PERIOD7,'999,999,999'%-%
%%SHARES_ PERIOD8,'999,999,999'%-%
%%SHARES_ PERIOD9,'999,999,999'%-%
%%SHARES_ PERIOD10,'999,999,999'%-%
%%SHARES_

Termination Period:
This Option will be exercisable for [three (3) months] after Participant ceases to be a Service Provider, unless such termination is due to Participant's death or Disability, in which case this Option will be exercisable for [twelve (12) months] after Participant ceases to be a Service Provider. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 14(c) of the Plan.
Further, notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of termination of Participant's relationship as a Service Provider (whether or not in breach of local labor laws or later found invalid), Participant's right to vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively providing service to the Company or a Subsidiary or Parent of the Company and will not be extended by any notice period mandated under local law (e.g., Participant's active relationship as a Service Provider would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of Participant's relationship as a Service Provider (whether or not in breach of local labor laws or later found invalid), Participant's right to exercise the Option after such termination, if any, will be measured by the date of termination of Participant's active Service Provider relationship and will not be extended by any notice period mandated under local law; the Administrator shall have the exclusive discretion to determine when Participant is no longer in an active Service Provider relationship for purposes of the Option (including whether Participant may still be considered in an active relationship while on a leave of absence).
Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

Participant acknowledges and agrees that by clicking the “ACCEPT” button on the E*TRADE on-line grant agreement response page, it will act as Participant's electronic signature to this Agreement which shall have the same binding effect as a written or hard copy signature and constitute Participant's acceptance of and agreement with all of the terms and conditions of the Option, as set forth in the Agreement and the Plan.
NETSUITE INC.

EXHIBIT A

(a)	TERMS AND CONDITIONS OF STOCK OPTION GRANT
1.Grant. The Company hereby grants to the Participant named in the Notice of Grant (the “Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Agreement, including any country specific terms set forth in the attached Country Appendix (the “Appendix”; references herein to the “Agreement” shall include the Appendix) and the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.
If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as a Nonstatutory Stock Option (“NSO”).
2.Vesting Schedule. Except as provided in Section 3, the Option awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
3.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4.Exercise of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement. This Option will be exercisable in a manner and pursuant to such procedures as the Administrator may determine, which procedure will require Participant to state that he/she is electing to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and will require Participant to make such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. This Option will be deemed to be exercised upon completion of the exercise procedure to the Company's satisfaction.

5.Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:
(a)cash;
(b)check;
(c)consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or
(d)surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.
Notwithstanding the foregoing, the Company reserves the right to restrict the methods of payment of the Exercise Price if necessary to comply with Applicable Laws, as determined by the Company in its sole discretion.

6.Tax Obligations.
(a)Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of all income tax, social insurance, payroll tax, payment on account, employment or other tax-related items related to Participant's participation in the Plan and legally applicable to Participant (the “Tax-Related Items”) which the Company determines must be withheld with respect to such Shares. Regardless of any action taken by the Company or Participant's employer (the “Employer”) with respect to the Tax-Related Items, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting, exercise, assignment, release or cancellation of the Option, the subsequent sale of Shares acquired pursuant to such exercise, or the receipt of any dividends and (ii) do not commit to and are under no obligation to structure the terms of the grant or any other aspect of the Option to reduce or eliminate Participant's liability for Tax-Related Items or to achieve any particular tax result. Further, if Participant becomes subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items legally payable by one or a combination of the following methods: (1) withholding from Participant's wages or other cash compensation paid to Participant by the Company and/or the Employer; (2) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option; (3) selling or arranging for the sale of Shares acquired upon exercise of the Option (on Participant's behalf and at Participant's direction pursuant to this authorization); or (4) withholding in Shares to be issued upon exercise of the Option. For these purposes, the Fair Market Value of the Shares to be withheld shall be determined on the date that Tax-Related Items are to be determined. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation of Tax-Related Items is satisfied by reducing the number of Shares issuable upon exercise of the Option, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant's participation in the Plan.

Finally, Participant shall pay to the Company or the Employer any amount of the Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant's participation in the Plan or Participant's purchase of Shares that cannot be satisfied by the means previously described. If Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares or the proceeds of the sale of Shares if such Tax-Related Items are not delivered at the time of exercise.

(b)Consultants. If Participant is a Consultant, neither the Company nor any Parent or Subsidiary shall be responsible for withholding any Tax-Related Items due in connection with any aspect of the Option grant. Any Participant who is a Consultant is solely responsible for reporting all income derived from the Option on his or her personal tax return and paying all applicable Tax-Related Items due. Notwithstanding the foregoing, to the extent that the Company or any Parent or Subsidiary may incur any liability for the Tax-Related Items or for withholding such Tax-Related Items as a result of any aspect of the Option grant, any Participant who is a Consultant agrees to undertake to pay to the Company or any Parent or Subsidiary the amount of such Tax-Related Items. The Company may refuse to honor such Participant's exercise of the Option and refuse to deliver Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(c)Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Grant Date, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(d)Code Section 409A. To the extent any Participant is subject to U.S. federal income taxation, the following provision applies. Under Code Section 409A, an option that vests after December 31, 2004 that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) U.S. federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional U.S. state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the U.S. Internal Revenue Service (“IRS”) will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant's costs related to such a determination.

7.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED

ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT'S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

9.Nature of Option. By entering into this Agreement and accepting the grant of an Option evidenced hereby, Participant acknowledges that:

(a)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(b)all decisions with respect to future Option grants, if any, will be at the sole discretion of the Administrator;

(c)Participant is voluntarily participating in the Plan;

(d)the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any Parent or Subsidiary of the Company;

(e)the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation.

(f)in the event that the Employer, or the Parent or Subsidiary retaining Participant, is not the Company, the grant of an Option will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with the Employer, the Company or any Parent or Subsidiary of the Company;

(g)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h)if the underlying Shares do not increase in value, the Option will have no value;

(i)if Participant exercises the Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

(j)no claim or entitlement to compensation or damages arises from forfeiture of the Option resulting from termination of Participant's Service Provider relationship with the Company or the Employer or with the Parent or Subsidiary retaining Participant (for any reason whether or not in breach of applicable labor laws or later found invalid) and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees to never institute any claim against the Company, the Employer and/or the Parent or Subsidiary retaining Participant, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and/or the Parent or Subsidiary retaining Participant from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have agreed not to pursue such a claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)it is Participant's sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the exercise of the Option or proceeds resulting from Participant's sale of such Shares;

(l)if Participant is rendering services outside the United States, (i) the Option and the Shares subject to the Option are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or the Parent or Subsidiary retaining Participant, and which are outside the scope of Participant's employment or service contract, if any; and (ii) neither the Company, the Employer nor any Parent or Subsidiary retaining Participant shall be liable for any foreign exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of the Option or any Shares delivered to Participant upon exercise of the Option or of any proceeds resulting from Participant's sale of such Shares; and

(m)the Option and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or determined by the Company in its discretion, to have the Option or any such benefits transferred to, or assumed by, another company, or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company, the Employer or the Parent or Subsidiary retaining Participant making any recommendation regarding Participant's participation in the Plan or Participant's acquisition or sale of the Shares underlying the Option. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this document by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of the Company for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan.
Participant understands that the Company and the Employer or the Parent or Subsidiary retaining Participant hold certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor, as the Employer, the Parent or Subsidiary retaining Participant and/or the Company deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). Participant acknowledges and understands that Data may be transferred to a stock plan broker designated by the Company, including E*Trade Financial (“E*Trade”) Fidelity Stock Plan Services LLC (“Fidelity”) or any other broker or plan administrator that may be designated by the Company and any other third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient's country (e.g. the United States) may have different data privacy laws and protections than Participant's country. Participant understands that he or she may request a list with the names and addresses of any potential recipients then reasonably known or identified of the Data by contacting the Company's Stock Administration department. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan, including any requisite transfer of such Data as may be required to E*Trade, Fidelity or any other broker or third party with whom Participant may elect to deposit any Shares acquired upon exercise of the Option. Participant understands that Data will be held only as long as the Company or its third party broker and stock administrator deems reasonably necessary to implement, administer and manage his or her participation in the Plan or to comply with applicable laws or regulations. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company's Stock Administration department in writing.
Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if later seeks to revoke his or her consent, Participant's employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant Options or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to exercise or realize benefits from the Option or otherwise participate in the Plan. In other words, Participant understands that refusing or withdrawing his or her consent may prevent Participant from exercising the Option. For more information on the consequences of Participant's refusal to consent or withdrawal of consent, Participant understand that he or she may contact the Company's Stock Administration department.
12.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, California 94403, United States of America, or at such other address as the Company may hereafter designate in writing.

13.Grant is Not Transferable. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

14.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Assuming such compliance with the aforementioned laws, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

16.Plan Governs. This Option and this Agreement are subject to all terms and provisions of the Plan, the provisions of which are hereby made a part of this Agreement and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

17.Repayment/Forfeiture. Any benefits Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted or (ii) similar rules under the laws of any other jurisdiction, and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to Participant.

18.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

22.Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Option or if necessary to ensure or facilitate the Company's compliance with applicable foreign laws.
23.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

24.Governing Law. This Agreement will be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly under this Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option is made and/or to be performed.

25.Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26.Appendix. Notwithstanding any provision in this Agreement to the contrary, the Option shall be subject to the special terms and provisions set forth in the Appendix to this Agreement for Participant's country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and provisions for such country will apply to Participant, to the extent the Administrator determines that the application of such terms and provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

27.Imposition of Other Requirements.    The Company reserves the right to impose other requirements on Participant's participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.Waiver. The waiver by the Company with respect to compliance of any provision of this Agreement by Participant shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement